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                                                                    EXHIBIT 99.1

                               [BNSF LETTERHEAD]

Contact:    Richard Russack                       FOR IMMEDIATE RELEASE
            (817) 352-6425

                     Burlington Northern Santa Fe Reports
                          First Quarter 2001 Results

     . Earnings of $0.36 per diluted share, before extraordinary charge, compared with first quarter 2000 earnings of $0.55 per diluted share. First quarter 2001 earnings include $40 million or $0.10 per diluted share of previously announced non-recurring losses related to non-rail investments.

     . Freight revenues were $2.26 billion, up slightly on 4 percent higher ton-miles, despite continued softness in the U.S. economy.

     .  Fuel expenses were $46 million higher than 2000.

     . Winter weather and higher other energy-related costs were estimated at $25 million more than 2000.

     . First quarter operating income of $419 million is $91 million lower than first quarter 2000 operating income of $510 million.


     FORT WORTH, Texas, April 24, 2001 -- Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported first quarter 2001 earnings of $0.36 per diluted share, before an extraordinary charge, compared with first quarter 2000 earnings of $0.55 per diluted share. First quarter 2001 earnings include $40 million or $0.10 per diluted share of previously announced non-recurring losses related to non-rail investments.

     "BNSF's well-balanced business portfolio allowed us to achieve a slight increase in revenue despite the continued softness of the U.S. economy," said Matt Rose, BNSF President and Chief Executive Officer. "However, an additional $46 million in fuel expenses, more severe winter weather and higher electricity and other energy costs contributed to a 7 percent increase in expenses as compared with a year ago."

                                    -more-
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BNSF IQ Earnings / Page Two

    Freight revenues for the 2001 first quarter were $2.26 billion, up slightly on 4 percent higher ton-miles compared with the same 2000 period. Agricultural Commodities revenues increased $36 million, or 11 percent, to $361 million, primarily due to increased demand for soybeans moving through the Pacific Northwest to China and increased northern spring wheat moving to the upper Midwest and eastern domestic markets. Consumer revenues increased $6 million, or 1 percent, to $807 million reflecting new truckload business and higher international volumes for intermodal, offset by decreased automotive shipments. Coal revenues declined $3 million, or 1 percent, to $526 million as a result of lower revenue per unit on certain contract renewals; this was partially offset by increased demand for western coal due to colder weather, tight eastern coal supplies and high natural gas prices. Industrial revenues fell $18 million or 3 percent, to $569 million because of production cutbacks affecting most sectors.

        Operating expenses of $1.87 billion were $119 million higher than the 2000 first quarter. Expenses increased primarily from the impact of more severe winter weather conditions, higher electricity and other energy costs, increased compensation and benefit rates, and higher ton-miles. Fuel expense was $46 million higher than 2000 as the average cost of diesel fuel per gallon increased 14 cents.

        Operating income was $419 million for the first quarter 2001 compared with $510 million a year ago. The operating ratio increased to 81.5 percent for the first quarter 2001 compared with 77.3 percent in 2000.


Common Stock Repurchases

        During the first quarter, BNSF repurchased 2.2 million shares at an average price of $28.86 per share, bringing total repurchases under BNSF's 120 million share-repurchase program to 93.9 million shares at an average price of $25.57 per share since the program was announced in July 1997.

        Through the Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in the United States, with 33,500 route miles covering 28 states and two Canadian provinces.

Consolidated financial statements follow.
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Burlington Northern Santa Fe Corporation
Consolidated Income Information *
(Unaudited.  In millions, except per share data)

                                                    Three Months Ended
                                                         March 31,
                                              -----------------------------
                                                  2001              2000
                                              -----------       -----------

Operating revenues
  Freight revenues                           $     2,263       $     2,242
  Other revenues                                      29                22
                                              -----------       -----------
    Total operating revenues                       2,292             2,264
                                              -----------       -----------
Operating expenses
  Compensation and benefits                          729               698
  Purchased services                                 261               258
  Depreciation and amortization                      228               222
  Equipment rents                                    187               179
  Fuel                                               257               211
  Materials and other                                211               186
                                              -----------       -----------
    Total operating expenses                       1,873             1,754
                                              -----------       -----------

Operating income                                     419               510
Interest expense                                     120               104
Other income (expense) - net                         (73)              (15)
                                              -----------       -----------

Income before income taxes                           226               391
Income tax expense                                    86               148
                                              -----------       -----------

Income before extraordinary charge                   140               243
Extraordinary charge, net of tax                      (6)                -
                                              -----------       -----------

Net income                                   $       134       $       243
                                              ===========       ===========
Earnings per share
Diluted
  Before extraordinary charge                $      0.36       $      0.55
                                              ===========       ===========
  After extraordinary charge                 $      0.34       $      0.55
                                              ===========       ===========

Diluted average shares outstanding                 394.1             445.5
                                              ===========       ===========

Operating ratio                                    81.5%             77.3%
                                              ===========       ===========

* Other income (expense) - net in 2001 includes $64 million pre-tax ($40 million after-tax or $0.10 per diluted share) of previously announced non-recurring losses related to non-rail investments. The extraordinary charge reflects a loss on early extinguishment of debt.
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Burlington Northern Santa Fe Corporation
(Unaudited.  In millions)

Condensed Consolidated Balance Sheet Information

                                                    March 31,   December 31,
                                                      2001          2000
                                                  ------------  ------------

Assets

  Cash and cash equivalents                      $       15    $       11
  Other current assets                                  915           965
                                                  ------------  ------------
    Total current assets                                930           976

Properties and other assets                      $   23,475    $   23,399
                                                  ------------  ------------

Total assets                                     $   24,405    $   24,375
                                                  ============  ============

Liabilities and Stockholders' Equity

  Long-term debt due within one year             $      235    $      232
  Other current liabilities                           1,826         1,954
  Long-term debt and commercial paper                 6,636         6,614
  Deferred income taxes                               6,480         6,422
  Other liabilities                                   1,633         1,673
  Stockholders' equity                                7,595         7,480
                                                  ------------  ------------
  Total liabilities and stockholders' equity      $   24,405    $   24,375
                                                  ============  ============


Condensed Consolidated Cash Flow Information

                                                      Three Months Ended
                                                           March 31,
                                                  --------------------------
                                                      2001          2000
                                                  ------------  ------------

Cash provided by operating activities            $      360    $      540
Cash used for capital expenditures                     (234)         (252)
Other investing activities                              (66)         (240)
Dividends paid                                          (48)          (55)
                                                  ------------  ------------
  Free cash flow after dividends paid                    12            (7)

Purchase of BNSF common stock                           (65)         (583)
Other financing activities                               36             1
                                                  ------------  ------------

Net debt incurred                                $      (17)   $     (589)
                                                  ============  ============

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Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)


                                                      Three Months Ended
                                                           March 31,
                                                  --------------------------
                                                      2001          2000
                                                  ------------  ------------

Revenues (in millions)

Consumer                                         $      807    $      801
Industrial                                              569           587
Coal                                                    526           529
Agricultural Commodities                                361           325
                                                  ------------  ------------

Total freight revenues                                2,263         2,242
Other revenues                                           29            22
                                                  ------------  ------------

Total revenues                                  $     2,292    $    2,264
                                                  ============  ============

Operating ratio                                       81.5%         77.3%
Revenue ton-miles (billions)                          125.7         121.0
Freight revenue per thousand revenue ton-miles  $     18.00    $    18.53
Cars/units (thousands)                                1,986         1,988
Average freight revenue per car/unit            $     1,139    $    1,128
Employees (average)                                  38,270        39,241